SOFTNET SYSTEMS, INC.
                         650 Townsend Street, Suite 225
                            San Francisco, CA 94103

October 29, 1999

Lawrence B. Brilliant
8 Ralston Avenue
Mill Valley, CA 94941

Dear Dr. Brilliant:

This will serve to confirm our conversation relative to the April 7, 1998 letter agreement between you and SoftNet Systems, Inc. ("SoftNet"). We have agreed as follows:

The paragraph commencing on the bottom of the second page and which continues on the third page of the letter agreement (which begins: "If your employment is terminated...") is hereby deleted in its entirety and replaced with the following provision:

"If there is a Corporate Transaction (as such term is defined in SoftNet's 1998 Stock Incentive Plan) in which the SoftNet common stock is valued in excess of $12 per share (before any splits), SoftNet will pay you $1.1 million in cash."

It is further understood that any involuntary termination of your employment will be handled pursuant to SoftNet's normal practices and procedures for such situations.

Yours,

/s/ Ronald I. Simon

Ronald I. Simon
Vice Chairman of the Board of Directors


Accepted and Agreed to this 29th day of October, 1999

/s/ Lawrence B. Brilliant

Lawrence B. Brilliant